A member firm of Ernst & Young Global Limited

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-240290) of Mirum Pharmaceuticals, Inc.;
(2)
Registration Statement (Form S-8 No. 333-233502) pertaining to the 2018 Equity Incentive Plan, 2019 Equity Incentive Plan, and 2019 Employee Stock Purchase Plan of Mirum Pharmaceuticals, Inc.; and
(3)
Registration Statement (Form S-8 No. 333-238086) pertaining to the 2019 Equity Incentive Plan, 2019 Employee Stock Purchase Plan, and 2020 Inducement Plan of Mirum Pharmaceuticals, Inc.

of our report dated March 9, 2022, with respect to the consolidated financial statements of Mirum Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ ERNST & YOUNG LLP

Irvine, California

March 9, 2022